Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Social Investment Fund:

We consent to the use of our report, incorporated herein by reference, dated November 19, 2007, with respect to the financial statements of the Calvert Money Market, Balanced, Bond, Equity, Enhanced Equity, Conservative Allocation, Moderate Allocation and Aggressive Allocation Portfolios, each a series of the Calvert Social Investment Fund, as of September 30, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2008